Exhibit 77K:  Changes in Registrant's Certifying Accountant
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When  PIMCO  was  being  considered  by  the  Board as the Fund's new investment adviser, Deloitte & Touche LLP ("Deloitte") advised the Fund that, because it has an existing financial relationship with PIMCO, Deloitte would be required to resign under applicable accounting rules as the Fund's independent registered accountant since it would no longer be considered "independent" with respect to the Fund. Consequently, at a meeting held on February 9, 2010, based on Audit Committee recommendations and approvals, the full Board of Directors unanimously voted to dismiss Deloitte and to approve KPMG LLP ("KPMG") as the Fund's independent auditors for the fiscal year ending December 31, 2010 to examine the Fund's books and accounts and to certify the Fund's financial statements.

During each of the 2008 and 2009 fiscal years and the interim period between December 31, 2009 and February 9, 2010, there was no disagreement between Deloitte and the Fund on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its audit reports. The audit reports of Deloitte on the Fund's financial statements for the 2008 and 2009 fiscal years did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Additionally, to the best of the Fund's knowledge, during the 2008 and 2009 fiscal years the Fund did not consult with KPMG on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or concerned the subject of a disagreement or a reportable event.

The Fund has requested Deloitte to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether Deloitte agrees with the statements contained above. A copy of the letter from Deloitte is filed as
Exhibit  77Q1(f).